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Exhibit 23.6

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated November 22, 2016, with respect to the statements of revenues and direct operating expenses of certain oil and gas properties owned by French Capital Partners, Ltd. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
Dallas, Texas
January 16, 2017

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  Exhibit 23.6